EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated April 1, 2011, relating to the consolidated financial statements of Vera Bradley, Inc. and its subsidiaries, which appears in the Registration Statement on Form S-1 (No. 333-173277) incorporated by reference into this Registration Statement. We also consent to the references to us under the headings “Summary Consolidated Financial and Other Data” and “Experts” in the Registration Statement on Form S-1 (No. 333-173277) incorporated by reference into this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Indianapolis, Indiana

April 13, 2011